Exhibit 2.1

Agreed Form

AMENDMENT NO. 1 TO

BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made and entered into as of August 5, 2022, by and among Noble Corporation plc (formerly known as Noble Finco Limited), a public limited company formed under the laws of England and Wales and an indirect wholly owned subsidiary of Parent (as defined below) (“Topco”), Noble Corporation, a Cayman Islands exempted company with registered number 368504 (“Parent”), Noble Newco Sub Limited, a Cayman Islands exempted company with registered number 382680 and direct wholly owned subsidiary of Topco (“Merger Sub”), and The Drilling Company of 1972 A/S, a Danish public limited liability company with registration number 40404716 (the “Company”). Each of Topco, Parent, Merger Sub and Company shall individually be referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms used in this Amendment that are not otherwise defined shall have the meaning set forth in the Business Combination Agreement (as defined below).

RECITALS:

WHEREAS, Topco, Parent, Merger Sub and the Company are party to that certain Business Combination Agreement, dated as of November 10, 2021 (as amended, restated, modified or supplemented from time to time, the “Business Combination Agreement”); and

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth in this Amendment.

NOW, THEREFORE, the Parties agree as follows:

SECTION 1. Amendments to the Business Combination Agreement.

(a) The Business Combination Agreement is hereby amended by deleting Section 9.1(b)(i) and replacing such provision in its entirety with the following:

“(i) if (A) the Acceptance Time shall not have occurred on or before November 10, 2022 (the “End Date”); provided, however, that if on such date the condition to the Offer set forth in clause (G) of Exhibit D shall not have been satisfied, the End Date shall automatically be extended to February 10, 2023 which date shall thereafter be deemed to be the End Date; and (B) the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have been the primary cause of the failure to consummate the transactions contemplated by this Agreement on or before such date;”

(b) The Business Combination Agreement is hereby amended by replacing in its entirety the last sentence of Section 3.1(e) with the following:

“Notwithstanding any other provision of this Agreement, each Company Shareholder who otherwise would be entitled to receive a fraction of a Topco Share pursuant to the Offer (after aggregating all Company Shares validly tendered in the Offer (and not validly withdrawn) by such Company Shareholder) shall receive, in lieu thereof, cash, without interest, in an amount, payable in DKK (such DKK amount translated from USD at the Exchange Rate on the second trading day immediately preceding the Parent Merger Effective Time), equal to such fractional part of a Topco Share multiplied by the closing price on the NYSE for a Parent Share on the second trading day immediately preceding the Parent Merger Effective Time (or such other trading day as agreed by Parent and the Company), rounded to the nearest whole cent.

SECTION 2. Miscellaneous. Sections 10.4, 10.5, 10.6, 10.7, 10.8, 10.10, 10.11 and 10.12 of the Business Combination Agreement are incorporated herein by reference and shall apply mutatis mutandis to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

NOBLE CORPORATION PLC

By:	/s/ Richard B. Barker
	Name:	Richard B. Barker
	Title:	Chief Financial Officer and Director

NOBLE CORPORATION

By:	/s/ William E. Turcotte
	Name:	William E. Turcotte
	Title:	Senior Vice President, General Counsel and Corporate Secretary

NOBLE NEWCO SUB LIMITED

By:	/s/ Richard B. Barker
	Name:	Richard B. Barker
	Title:	Director

[Signature Page to Amendment No. 1 to the Business Combination Agreement]

THE DRILLING COMPANY OF 1972 A/S

By:	/s/ Claus V. Hemmingsen
Name:	Claus V. Hemmingsen
Title: Chairman, Board of Directors

By:	/s/ Jørn Madsen
Name:	Jørn Madsen
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to the Business Combination Agreement]